Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-226796) of Seanergy Maritime Holdings Corp.,
(2)	Registration Statement (Form F-3 No. 333-166697) of Seanergy Maritime Holdings Corp.,
(3)	Registration Statement (Form F-3 No. 333-169813) of Seanergy Maritime Holdings Corp., and
(4)	Registration Statement (Form F-3 No. 333-214967) of Seanergy Maritime Holdings Corp.;

of our report dated March 22, 2019, with respect to the consolidated financial statements and schedule of Seanergy Maritime Holdings Corp. included in this Annual Report (Form 20-F) of Seanergy Maritime Holdings Corp. for the year ended December 31, 2018.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
March 22, 2019